Exhibit 10.3

COVENANT NOT TO COMPETE

THIS COVENANT NO TO COMPETE (this “Agreement’) is made and  effective as of the 17th day of September 2007 (the “Closing Date”), between Richard Richardson, a resident of the State of Texas (“Prior Employee”), and VCG Holding Company, a Colorado corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, all of the membership interests in Golden Productions JGC Fort Worth, LLC d/b/a Jaguar’s Gold Club Fort Worth (“Fort Worth”) are to be acquired by Employer pursuant to a certain Stock Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, Fort Worth thereafter will become wholly owned by Employer and will continue to conduct its respective business in the same manner as such business has been conducted by Fort Worth prior to the acquisition; and

WHEREAS, Prior Employee has been an employee of Fort Worth and has intimate knowledge of its business practices, which, if exploited by Prior Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the interests of Employer and Fort Worth and the ability of Fort Worth to continue the business previously conducted by it; and

WHEREAS, to induce Employer to make such cash payment to Prior Employee, Prior Employee has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants of the parties hereto set forth herein, Five Thousand ($5,000.00) Dollars, in cash, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prior Employee and Employer, intending to be legally bound, agree as follows:

1.             Definitions.    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

a.             “Area” shall mean a radius of fifty (50) miles of Fort Worth, excluding Jaguar’s Gold Club Fort Worth No. 2 and the club operated in Dallas, Texas by Manana Entertainment, Inc. d/b/a Jaguar’s Gold Club.

b.             “Business” shall mean the operations of Fort Worth as conducted as of the Closing Date.

c.             “Competing Business” shall mean any business organization of whatever form engaged, either Directly or Indirectly, in any adult entertainment or any business or enterprise which is the same as, or substantially the same as, Fort Worth.

d.             “Directly or Indirectly” shall mean (i) acting as an agent, representative, officer, director, independent contractor or Prior Employee of a Competing Business; (ii) participating in any such Competing Business as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and (iii) communicating to any such Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of Fort Worth or an entity having title to the goodwill of Fort Worth.

e.             “Restricted Period” shall mean the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof

f.              “Confidential Information” shall include any and all information related to the purpose and business of Dallas which is proprietary and not general public knowledge, specifically including (but without limiting the generality of the foregoing) any financial statements, appraisals, analysis data, cost analyses or strategies, clients, customer lists, suppliers, the sales price of Fort Worth paid by Employer, or any other matters regarding Fort Worth. Information that is orally disclosed will be considered “Confidential Information” if Employer indicates to Prior Employee at the time of disclosure the confidential or proprietary nature of the information and provides a written summary of such information to Prior Employee within ten (10) days after the initial oral disclosure thereof. Any technical or business information of a third-person furnished or disclosed shall be deemed “Confidential Information” of Fort Worth unless otherwise specifically indicated in writing to the contrary.

2.             Agreement Not to Compete. Unless otherwise consented to in writing by Employer, Prior Employee agrees that during the Restricted Period, he will not, within the Area, either Directly or Indirectly, on his own behalf or in the service or on behalf of others, engage in any Competing Business or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.

3.             Agreement Not to Solicit Employees. Prior Employee agrees that during the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof, he will not, without the prior written consent of Employer, either directly or indirectly, on his own behalf or via sendee or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away from the employment of Fort Worth or any of its subsidiaries, any Person employed by Fort Worth or any of its subsidiaries, whether or not such employee is a full-time employee or temporary employee, whether or not such employment is pursuant to a written agreement, whether or not such employment is for a determined period or is at will, and whether or not such employee has voluntarily terminated their employment. Further, Prior Employee agrees that he will not, without the prior written consent of Employer, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit any entertainers who have performed at Fort Worth during the preceding six (6) months prior to the Closing Date until the end of the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof.

4.             Confidentiality.     Prior Employee agrees to hold all Confidential Information of Fort Worth in confidence for so long as Fort Worth treats such information as confidential or proprietary, unless otherwise agreed to in writing by the Employer. During such period Prior Employee will use such information solely for the purposes set forth in this Agreement unless otherwise agreed to in writing by Employer. Prior Employee agrees not to copy such Confidential Information of Fort Worth unless otherwise agreed to in writing by the Employer. Prior Employee agrees that he shall not make disclosure of any such Confidential Information to anyone (including subcontractors) except accounting, business, financial and legal advisors of the Employer to whom disclosure is necessary for the purpose set forth above. Prior Employee shall appropriately notify such advisors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. The obligations set forth in this Agreement shall be satisfied by Prior Employee through the exercise of the same degree of care used to restrict disclosure and use of its own Confidential Information.

5.             Remedies.

a.             Prior Employee acknowledges and agrees that, by virtue of his relationship with Fort Worth, great loss and irreparable damage would be suffered by Employer, including, without limitation, damage to the goodwill and proprietary interests of Employer, if Prior Employee should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 2, 3 and/or 4 hereof Prior Employee further acknowledges that Prior Employee has examined in detail such restrictive covenants and agreements and agrees that the restraints imposed thereby on Prior Employee are reasonable in the sense that they are no greater than are necessary to protect the goodwill of Fort Worth invested in by Employer pursuant to the Purchase Agreement and to protect Employer in its legitimate business interests, and the restrictive covenants and agreements are reasonable in the sense that they are not unduly harsh or oppressive.

b.             The parties acknowledge and agree that any breach of Sections 2, 3 and/or 4 of this Agreement by Prior Employee would result in irreparable injury to Employer, and therefore Prior Employee agrees and consents that Employer shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Prior Employee contained herein.

c.             In addition, Employer shall be entitled, upon any breach of Sections 2,3 andlor4 of this Agreement by Prior Employee, to demand an accounting and repayment of all profits and other monetary compensation realized by Prior Employee, directly or through any Competing Business controlled by Prior Employee, as a result of any such breach.

d.             The rights of Employer under this Section 5 shall not be in limitation or in lieu of any and all other remedies that may be available to Employer at law or in equity. The existence of any claim, demand, action or cause of action against Prior Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any then valid covenants or agreements herein.

6.             Severability. Prior Employee agrees that the covenants and agreements contained in Sections 2, 3, 4 and 5 of this Agreement are of the essence of this Agreement; that Prior Employee has received good, adequate and valuable consideration for each of such covenants; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer; that Fort Worth and its subsidiaries are engaged in the Business through the Area: that irreparable loss and damage will be suffered by Employer should Prior Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from other and remaining provisions of this Agreement; and, that the invalidity or unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement unless expressly stated herein. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn by such court to the extent required to make such provision consistent with, and valid and enforceable under, such law or public policy, and as redrawn may be enforced against Prior Employee.

7.             Tolling. In the event that Prior Employee should breach any or all of the covenants set forth in Sections 2, 3 and/or 4 hereof, the running of the period of the restrictions set forth in such section or sections breached shall be tolled during the continuation(s) of any breach or breaches by Prior Employee, and the running of the period of such restrictions shall commence or commence again only upon compliance by Prior Employee with the terms of the applicable section or sections breached.

8.             Consideration. In consideration for Prior Employee’s compliance with his obligations under this Agreement, Prior Employee shall receive from Employer the sum of Five Thousand ($5,000.00) Dollars in cash on the Closing Date. Further, Prior Employee acknowledges and agrees that the terms of this Agreement contained herein are reasonable in light of the good, adequate and valuable consideration which Prior Employee shall receive.

9.             Waiver. The waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

10.           Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

11.           Amendment. No amendment or modification of this Agreement shall be valid or binding upon Employer or Prior Employee unless made in writing and signed by the parties hereto.

12.           Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

a.	If to Prior Employee:

Richard Richardson
2171 Manana Drive
Dallas, TX 75202

b.	If to Employer:

VCG Holding Company
Attn: Troy Lowrie
390 Union Blvd., Suite 540
Lakewood, CO 80228

with a copy to:	Martin A. Grusin
780 Ridge Lake Boulevard
Suite 202
Memphis, TN 38120
Facsimile: (901) 682-3590

VCG Holding Company
Attn: Mike Ocello
390 Union Blvd., Suite 540
Lakewood, CO 80228

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

14.           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed original, but all of which together shall constitute one and the same instrument.

15.           Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect, but specifically excluding the Purchase Agreement and the agreements, documents and instruments provided for therein.

IN WITNESS WHEREOF, Prior Employee and Employer have each executed and delivered this Agreement as of the date first written above.

/s/ Richard Richardson
Richard Richardson, Prior Employee

VCG HOLDING COMPANY,
A Colorado corporation

By:	/s/ Micheal L. Ocello
Title:	President